Exhibit 99.1

   Newmont Mining Corporation Announces First Quarter Income Before Cumulative Effect of a Change in Accounting Principle of $133.8 Million ($0.30 Per Share)

    DENVER, April 28 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) today announced first quarter income before the cumulative effect of a change in accounting principle of $133.8 million ($0.30 per share). This compares to $151.8 million ($0.38 per share) for the first quarter of 2003, which included a number of items that generated net gains, primarily related to the acquisition and integration of Franco-Nevada and Normandy Mining. During the quarter, Newmont had equity gold sales of 1.81 million ounces at total cash costs of $231 per equity ounce. A combination of higher gold prices and solid operating performance resulted in net cash provided by operating activities of $328.2 million for the quarter, an increase of 141% from the year ago quarter.
    Wayne W. Murdy, Chairman and Chief Executive Officer, said: "Our first quarter operating results reflect higher margins and strong cash flows, demonstrating our leverage to higher gold prices. We will continue to focus our efforts on controlling costs, particularly in Nevada, but we also recognize that higher gold prices bring opportunities to mine additional lower-grade, higher-cost ounces that are value-accretive to Newmont shareholders."


                                                          First Quarter
                                                      2004           2003
     Financial (in millions, except per share)
       Revenues                                     $1,135.4         $748.5
       Net cash provided by operating activities      $328.2         $136.0
       Income before cumulative effect                $133.8         $151.8
       Net income applicable to common shares          $86.7         $117.3
       Income per common share before
        cumulative effect                              $0.30          $0.38
       Net income per common share                     $0.20          $0.29
     Operating
       Equity gold sales (000 ounces) (1)            1,812.6        1,780.5
       Average realized price ($/ounce)                 $413           $351
       Total cash costs ($/ounce) (2)                   $231           $201
       Total production costs ($/ounce) (2)             $299           $261

     1. Equity gold sales ounces are those attributable to Newmont's ownership or economic interest.
     2. For a reconciliation of total cash costs per ounce and per pound and total production costs per ounce and per pound (non-GAAP measures of performance) to costs applicable to sales calculated and presented under GAAP, please refer to the Supplemental Information attached.


    Financial & Operating Review
    First quarter net income applicable to common shares was $86.7 million ($0.20 per share), compared with net income of $117.3 million ($0.29 per share) for the first quarter of 2003.
    Net income for the first quarter of 2004 was impacted by a $47.1 million ($0.10 per share) non-cash, after-tax charge to recognize the cumulative effect of a change in accounting principle to reflect conforming accounting policies upon consolidation of Batu Hijau (discussed below).
    Net income for the first quarter of 2003 was impacted by the following:

     -- a $34.5 million ($0.09 per share) non-cash, after-tax charge to recognize the cumulative effect of a change in accounting principle to reflect the implementation of FAS 143, "Accounting for Asset Retirement Obligations";

     -- a $42.2 million ($0.10 per share) non-cash, after-tax gain for the change in fair value of gold derivative instruments that did not qualify as "effective hedges" and were thus recognized in income;

     -- a net $68.0 million ($0.17 per share) non-cash, after-tax gain on the exchange of the Company's 45.7% equity investment in Echo Bay for a 13.8% interest in Kinross Gold;

     -- a $13.0 million ($0.03 per share) after-tax loss on the extinguishment of debt; and

     -- miscellaneous write-downs and legacy-site reclamation accruals totaling $20.5 million ($0.05 per share) after-tax, including a write-down of $11.0 million ($0.03 per share) relating to the Company's equity investment in Australian Magnesium Corporation.

    These items had the net effect of increasing first quarter 2003 net income by $42.2 million ($0.10 per share).
    For the first quarter of 2004, the Company sold 1,812,600 equity ounces of gold, 2% higher than the prior year quarter. The average realized price was $413 per ounce, an 18% increase over the prior year quarter.
    The Company generated net cash from operating activities of $328.2 million in the first quarter, after net working capital increases of $47.6 million, significantly higher than the $136.0 million generated in the first quarter of 2003. Approximately $45 million of the increase was attributable to the consolidation of Batu Hijau (discussed below).
    In December 2003, the FASB issued Financial Interpretation No. 46R, "Consolidation of Variable Interest Entities," pursuant to which the Company consolidated Batu Hijau effective January 1, 2004. Previously, the Company had accounted for its investment in Batu Hijau using the equity method of accounting.
    Upon consolidation, certain changes were necessary to conform Batu Hijau's accounting policies to Newmont's accounting policies:

     -- a change from units-of-production depreciation of processing plant and mining facilities to straight-line depreciation of such facilities (a non-cash, after-tax charge of $15.1 million, $0.03 per share); and

     -- a change from allocating costs to stockpile inventories based on mining costs per ton to allocating costs based on recoverable pounds of copper equivalent (a non-cash, after-tax charge of $32.0 million, $0.07 per share).

    In addition, effective January 1, 2004, the Company commenced reporting cash operating costs at Batu Hijau using co-product accounting because it believes this to be a more meaningful measure of performance for a poly-metallic orebody such as Batu Hijau.
    The Supplemental Information section of this release provides summarized financial information reflecting the impact of consolidating Batu Hijau on Newmont's consolidated income statement and balance sheet as of March 31, 2004.

         Operating Highlights -- First Quarter


                 North America                 Q1            Q1
                                             2004          2003
         Equity gold sales (000 ozs)        706.6         747.4
         Total cash costs ($/ounce) (1)      $281          $226


     * Nevada operations sold 617,400 equity ounces in the first quarter (-2%) due to a decline in average mill grade (-16%) and unscheduled down time at Mill 6, partially offset by production from Mill 5, which was shut down in the first quarter of 2003. Total cash costs of $287 per equity ounce (+27%) were negatively impacted by higher labor costs, higher fuel costs and higher unscheduled maintenance costs.

        Production and unit costs were adversely impacted by weather conditions in Eastern Nevada in January and February, which caused a shortfall in open pit ore mined at the Carlin and Pete pits, and resulted in the processing of lower-grade stockpiles during the quarter to make up for the shortfall.

        In April 2004, the Company entered into an agreement with Barrick to toll mill roaster feed through Barrick's roaster in Nevada. Annual tonnages processed under this agreement are expected to vary between 250,000 and 1 million tons. The agreement allows both companies to realize operating synergies and, in the case of Newmont, to process stockpiled material more economically.

     * Golden Giant in Canada sold 52,700 ounces in the first quarter (-19%) at total cash costs of $245 per ounce (-2%). Lower sales were primarily due to a 33% decrease in mill throughput due to stope sequencing and reduced mining faces at this mature mine, partially offset by a 7% increase in ore grade. Lower operating costs were offset by the appreciation of the Canadian dollar.

     * Holloway in Canada sold 19,200 equity ounces in the first quarter (+6%) at total cash costs of $322 per equity ounce (+10%). Higher sales were driven by a 14% increase in ore grade, with increased cash costs primarily driven by a stronger Canadian dollar.

     * La Herradura in Mexico sold 17,300 equity ounces in the first quarter (+4%) at unchanged total cash costs of $128 per equity ounce.


                 South America                 Q1            Q1
                                             2004          2003
         Equity gold sales (000 ozs)        417.5         386.9
         Total cash costs ($/ounce) (1)      $135          $130


     * Yanacocha in Peru sold 410,300 equity ounces in the first quarter (+22%) at total cash costs of $133 per equity ounce (+7%). Increased sales were primarily attributable to inventory drawdowns, partially offset by lower grades (-23%) and fewer tons placed on the leach pads (-15%), in accordance with the mine plan.

     * Kori Kollo in Bolivia sold 7,200 equity ounces (-86%). Open-pit mining activities were completed in October 2003, with gold production now derived from flushing the leach pads. Total cash costs of $266 per equity ounce were 55% higher than the year ago quarter on lower unit sales.


                 Australia                     Q1            Q1
                                             2004          2003
         Equity gold sales (000 ozs)        521.3         407.8
         Total cash costs ($/ounce) (1)      $251          $235


     *  The Australian operations had a strong first quarter, selling
        521,300 equity ounces (+28%), largely attributable to higher sales at Kalgoorlie and Tanami. Total cash costs of $251 per equity ounce were up 7% from the year ago quarter. In general, lower operating costs were offset by the appreciation of the Australian dollar.

     * Kalgoorlie sold 121,900 equity ounces (+37%) at total cash costs of $300 per equity ounce (+21%) in the first quarter. Increased sales were primarily due to inventory drawdowns, a 2% higher mill recovery rate and 9% higher grade due to greater volumes of higher-grade underground ore processed. Increased cash costs were attributable to appreciation of the Australian dollar and higher mining costs at the Mt. Charlotte underground mine and the Superpit. Higher processing costs were due in part to increased maintenance costs associated with SAG mill repairs in January.

     * Pajingo sold 75,200 ounces (+2%) at total cash costs of $194 per ounce (+72%) in the first quarter. Higher sales reflected inventory drawdowns, partially offset by lower grade (-13%) and lower tons milled (-4%). Increased cash costs were due to a combination of the stronger Australian dollar and higher mining costs.

     * Tanami sold 183,100 ounces (+74%) at total cash costs of $256 per ounce, unchanged from the year ago quarter. Sales increased primarily due to a full quarter of 100% ownership, increased ore grade (+24%) and a drawdown of inventories.

     * Yandal sold 141,100 ounces (+1%) at total cash costs of $231 per ounce (-16%) in the first quarter. Increased sales reflected 26% higher grade at Jundee from Westside underground ore, partially offset by the Wiluna divestiture in December 2003 and lower throughput at Bronzewing as a result of the closure of the mine during the first quarter.
        Lower cash costs largely reflect the divestiture of Wiluna and reduced operations at Bronzewing.

     * Golden Grove sold 2.3 million pounds of copper (-89%) and 45.4 million pounds of zinc (+82%) at cash costs of $0.46 (-13%) and $0.38 (+23%) per pound, respectively, in the first quarter. Reduced copper sales were primarily due to mine plan sequencing that delivered more zinc ore in the quarter, and the timing of shipments.


             Batu Hijau (Indonesia)            Q1            Q1
                                             2004          2003
         Equity copper sales (M lbs)         73.8          69.8
         Equity gold sales (000 ozs)         56.4          54.3
         Total cash costs ($/lb Cu) (1, 2)  $0.66         $0.42
         Total cash costs ($/oz Au) (1, 2)   $179          $186


     * Effective January 1, 2004, the Company began consolidating Batu Hijau. In addition, during the first quarter of 2004, the Company changed to co-product cost accounting for copper and gold whereby production costs are allocated in proportion to the sales revenue generated by each product.

     * Batu Hijau sold 73.8 million equity pounds of copper in the first quarter (+6%) at total cash costs of $0.66 per pound (+57%).
        Increased copper sales were primarily attributable to higher mill throughput (+4%) and inventory increases in the year ago quarter as a result of the timing of shipments, partially offset by lower recoveries and lower grades, largely in accordance with the mine plan. Higher operating costs were incurred as a result of increased grinding costs due to harder ores, higher mining rates and higher mine maintenance costs as eight additional haul trucks were added to the fleet.

        In general, production in the first and fourth quarters is lower than the second and third quarters due to the sequencing of increased stripping, and thus lower grade ore delivery to the concentrator, during the rainy season.

     * Batu Hijau recorded an average realized copper price for the first quarter of $1.50 per pound, reflecting an average spot price of $1.24 per pound and provisional pricing and timing and other miscellaneous adjustments of $0.26 per pound.

     * Batu Hijau sold 56,400 equity ounces of gold, largely unchanged from the year ago quarter as higher throughput and recoveries partially offset lower grades. Total cash costs for the quarter were $179 per equity ounce.

     * As discussed in last quarter's release, Batu Hijau is expected to begin paying dividends in 2004 and this will result in a decrease in Newmont's reported economic interest from 56.25% to 52.875%, in recognition of the economic interest held by the project's Indonesian shareholder. While the lower economic interest was applied to reported 2003 reserves, it will only be applied to earnings when Batu Hijau reports positive retained earnings. This is expected to occur in the second half of 2004.


                Other Operations (3)           Q1            Q1
                                             2004          2003
         Equity gold sales (000 ozs)        110.6         146.4
         Total cash costs ($/ounce) (1)      $215          $169


     * Zarafshan in Uzbekistan sold 55,900 equity ounces (-7%) at total cash costs of $148 per ounce (+4%) in the first quarter. Lower sales reflected an increase in inventory due to the timing of shipments.

     * Ovacik in Turkey sold 5,900 ounces (-83%) at total cash costs of $302 per ounce (+140%) in the first quarter. Lower sales reflected recently enacted legislation that eliminates refunds of value added taxes relating to gold dore exports. Ovacik has inventoried approximately 30,000 ounces while it attempts to address this issue. Increased costs reflect lower unit sales, lower mill throughput (-9%) and lower grade (-12%), partially offset by higher recoveries.

     * Martha in New Zealand sold 22,600 ounces (+15%) at total cash costs of $251 per ounce (+15%) in the first quarter. Increased sales reflect higher mill throughput (+26%) and inventory draw downs, partially offset by lower grade (-31%).

     * Minahasa in Indonesia sold 26,200 equity ounces (-17%) at total cash costs of $307 per equity ounce (+30%) in the first quarter. Increased unit cash costs were due to reduced sales and increased reclamation and closure-related expenditures. While mining ceased at Minahasa in October 2001, the processing of stockpiled ore is expected to continue through the third quarter of 2004.

     1. For a reconciliation of total cash costs per ounce and per pound and total production costs per ounce and per pound (non-GAAP measures of performance) to costs applicable to sales calculated and presented under GAAP, please refer to the Supplemental Information attached.
     2.  Reflects a change to co-product accounting.
     3.  Excludes Batu Hijau gold sales, which are discussed separately above.


     Other Highlights

    Cash Position
    At the end of the first quarter, cash and cash equivalents totaled $1.55 billion. During the first quarter, cash was utilized for:

     --  the repayment of long-term debt ($22.3 million);

     --  additions to property, plant and mine development ($167.9 million);
         and

     --  payment of common stock dividends ($22.1 million).

    Debt
    At the end of the first quarter, the Company's balance sheet reflected total outstanding debt of $1.91 billion. The increase in debt during the first quarter reflects the consolidation of Batu Hijau, which increased consolidated debt by approximately $849 million. Of this amount, $740 million is project finance debt, which is non-recourse to Newmont, with the balance of $109 million reflecting subordinated debt from an affiliate of Sumitomo Corporation, which is also non-recourse to Newmont.

    Newmont Capital
    Portfolio optimization efforts continue. During the first quarter, Newmont Capital entered into several small transactions, including:

     -- the acquisition of the La Carpa copper-gold property in Peru, which is located adjacent to the existing Yanacocha land package;

     -- the acquisition of a further 5% interest in the Martabe project in Indonesia, with an option to acquire the remaining 5% minority interest in 2005;

     -- the completion of this season's drilling program at the Alberta heavy oil project; and

     -- the sale, subject to governmental approvals, of the non-core Perama asset in Greece.

    Newmont Capital also manages the Company's royalty and equity portfolios. For the quarter, royalty revenues totaled $13.2 million (-9%), in-line with expectations.


     Project Development & Exploration

    The Leeville underground project in Nevada is currently on schedule for initial gold production in late 2005. The production and ventilation shafts were 780 feet (43%) and 1,006 feet (72%), respectively, from surface at the end of the quarter. The drift from the Carlin East underground mine to the Leeville ventilation shaft was approximately 90% complete at the end of the quarter.
    At Phoenix, the engineering, procurement and construction management
(EPCM) contract was awarded in March and orders have been placed for long lead-time items. The project remains on schedule for initial gold production in 2006.
    At Ahafo in Ghana, the EPCM contract was awarded and long lead-time equipment tenders are being released. The initial construction contract for site access and camp infrastructure has been awarded and the contractors are mobilizing to site. Meetings with stakeholders in regard to crop compensation and land acquisition are ongoing. The project remains on schedule for initial gold production in 2006.
    During the first quarter of 2004, Newmont completed approximately 720,000 feet of exploration drilling, using up to 73 drill rigs. Exploration, research and development expenditures of $36.7 million were 71% higher than the year ago quarter. The guidance for exploration, research and development expenditures for 2004 was increased to between $160 million and $170 million, reflecting increased regional exploration expenses, particularly at Yanacocha, and the consolidation of Batu Hijau's exploration expenditures.


     2004 Guidance

    The Company reaffirmed 2004 equity gold sales guidance of between
7.0 million and 7.2 million ounces. The Company now expects total cash costs of between $225 and $235 per ounce, largely attributable to higher cash costs in Nevada in the first quarter and ongoing cost pressures in respect of consumable and energy-related costs.


     Statements of Consolidated Income

                                                      Three Months Ended
                                                           March 31,
                                                     2004           2003
                                                   (unaudited, in thousands,
                                                        except per share)
     Revenues
       Sales - gold, net                            $934,651       $714,556
       Sales - base metals, net                      187,626         19,433
       Royalties                                      13,162         14,480
                                                   1,135,439        748,469
     Costs and expenses
       Costs applicable to sales (exclusive of
        depreciation, depletion and amortization
        shown separately below)
           Gold                                      501,549        399,009
           Base metals                                73,025         15,362
       Depreciation, depletion and amortization      182,024        130,593
       Exploration, research and development          36,674         21,472
       General and administrative                     27,158         26,410
       Other                                           5,927         22,124
                                                     826,357        614,970
     Other income (expense)
       Gain on investments, net                           --         85,318
       Gain on derivative instruments, net               549         55,025
       Loss on extinguishment of debt                     --        (19,530)
       Dividends, interest income, foreign
        currency exchange and other income            13,875         30,963
       Interest expense, net of capitalized
        interest of $2,352 and $1,290,
        respectively                                 (25,502)       (29,946)
                                                     (11,078)       121,830
     Pre-tax income before minority interest,
      equity income, impairment of affiliates
      and cumulative effect of a change in
      accounting principle                           298,004        255,329
     Income tax expense                              (86,632)       (62,563)
     Minority interest in income of subsidiaries     (79,057)       (37,789)
     Equity loss and impairment of
      Australian Magnesium Corporation                    --        (11,727)
     Equity income of affiliates                       1,504          8,538
     Income before cumulative effect of a
      change in accounting principle                 133,819        151,788
     Cumulative effect of a change in
      accounting principle, net of tax of
      $25,382 and $11,188, respectively              (47,138)       (34,533)
     Net income applicable to common shares          $86,681       $117,255
     Income per common share before
      cumulative effect of a change in
      accounting principle, basic and diluted          $0.30          $0.38
     Cumulative effect of a change in
      accounting principle per common
      share, basic and diluted                         (0.10)         (0.09)
     Net income per common share,
      basic and diluted                                $0.20          $0.29
     Basic weighted average common shares
      outstanding                                    442,535        401,890
     Diluted weighted average common shares
      outstanding                                    446,638        404,219
     Cash dividends declared per
      common share                                     $0.05          $0.04


     Consolidated Balance Sheets
                                                  March 31,     December 31,
                                                     2004           2003
                                                  (unaudited, in thousands)
                      ASSETS
     Cash and cash equivalents                    $1,548,606     $1,314,022
     Marketable securities and other
      short-term investments                         269,241        274,593
     Trade receivables                               139,328         20,055
     Accounts receivable                              75,654         70,631
     Inventories                                     282,678        225,719
     Stockpiles and ore on leach pads                248,242        248,625
     Deferred stripping costs                         78,745         60,086
     Deferred income tax assets                      182,086         73,665
     Other current assets                            130,560        100,280
        Current assets                             2,955,140      2,387,676
     Property, plant and mine development, net     3,917,785      2,347,984
     Mineral interests and other intangible
      assets, net                                  1,357,843      1,379,101
     Investments                                      24,422        733,977
     Deferred stripping costs                         36,488         30,293
     Long-term stockpiles and ore on leach pads      490,938        305,810
     Deferred income tax assets                      766,841        752,408
     Other long-term assets                          177,854         95,367
     Goodwill                                      3,084,686      3,042,557
        Total assets                             $12,811,997    $11,075,173
                      LIABILITIES
     Current portion of long-term debt              $380,874       $190,866
     Accounts payable                                216,147        163,164
     Employee related benefits                       114,649        136,301
     Other current liabilities                       477,932        368,689
     Current liabilities                           1,189,602        859,020
     Long-term debt                                1,526,879        886,633
     Reclamation and remediation liabilities         405,725        362,283
     Deferred revenue from sale of
      future production                               53,841         53,841
     Deferred income tax liabilities                 734,951        633,135
     Employee related benefits                       252,114        253,726
     Deferred stripping credits                       76,969             --
     Other long-term liabilities                     357,521        295,082
        Total liabilities                          4,597,602      3,343,720
     Minority interest in subsidiaries               741,750        346,518
                      STOCKHOLDERS' EQUITY
     Total stockholders' equity                    7,472,645      7,384,935
     Total liabilities and stockholders' equity  $12,811,997    $11,075,173


     Statement of Consolidated Cash Flows

                                                 Three Months Ended March 31,
                                                      2004          2003
                                                  (unaudited, in thousands)
     Operating activities:
       Net income                                    $86,681       $117,255
       Adjustments to reconcile net income to
        net cash provided by operating activities:
          Depreciation, depletion and amortization   182,024        130,593
          Accretion of accumulated reclamation
           obligations                                 6,829          5,744
          Amortization of deferred stripping
           costs, net                                (15,170)        (6,362)
          Deferred income taxes                       22,569        (35,400)
          Foreign currency exchange loss (gain)        2,282        (27,769)
          Minority interest, net of dividends         49,867         37,789
          Equity loss (income) and impairment
           of affiliates, net of dividends              (375)         8,514
          Write-downs of inventories, stockpiles
           and ore on leach pads                       5,123          7,688
          Cumulative effect of a change
           in accounting principle, net of tax        47,138         34,533
          Gain on investments, net                        --        (85,318)
          Gain on derivative instruments, net           (549)       (55,025)
          Loss on extinguishment of debt                  --         19,530
          Gain on sale of assets and other           (10,610)        (5,623)
          (Increase) decrease in operating assets:
            Accounts receivable                      (58,624)         5,855
            Inventories, stockpiles and
             ore on leach pads                        23,389        (23,480)
            Other assets                             (15,926)        (1,991)
          Increase (decrease) in operating
           liabilities:
            Accounts payable and other
             accrued liabilities                       2,506         61,018
            Derivative instruments                     1,244        (17,328)
            Early settlement of derivative
             instruments classified as cash flow
             hedges                                       --        (32,779)
            Other liabilities                           (181)        (1,448)
     Net cash provided by operating activities       328,217        135,996
     Investing activities:
       Additions to property, plant and
        mine development                            (167,874)       (81,311)
       Investments in affiliates                          --        (56,224)
       Cash recorded on consolidation
        of Batu Hijau                                 82,203             --
       Proceeds from the sale of
        TVX Newmont Americas                              --        170,625
       Early settlement of ineffective
        derivative instruments                          (290)        (4,097)
       Proceeds from asset sales and other            11,114          2,381
     Net cash (used in) provided by
      investing activities                           (74,847)        31,374
     Financing activities:
       Repayment of long-term debt                   (22,269)      (182,787)
       Dividends paid on common                      (22,147)       (16,089)
       Proceeds from stock issuance                   19,029            934
       Other                                           8,504             --
     Net cash used in financing activities           (16,883)      (197,942)
     Effect of exchange rate changes on cash          (1,903)         9,205
     Net change in cash and cash equivalents         234,584        (21,367)
     Cash and cash equivalents at
      beginning of period                          1,314,022        401,683
     Cash and cash equivalents at end of period   $1,548,606       $380,316
     Supplemental information:
       Interest paid, net of amounts capitalized     $20,309        $29,557
       Income taxes paid                             $48,147        $21,560


     Operating Statistics Summary

                         North America     South America       Australia
     Three Months Ended
      March 31,         2004      2003    2004    2003      2004     2003
     Production Costs
      Per Ounce:
       Direct mining
        and production
        costs           $307      $234    $136    $130      $240     $222
       Capitalized
        mining and
        other            (33)     (17)      (7)     (4)       (4)       1
       Cash operating
        costs            274       217     129     126       236      223
       Royalties and
        production taxes   7         9       6       4        15       12
     Total cash
      costs (4)          281       226     135     130       251      235
       Reclamation and
        mine closure
        costs              2         3       3       4         2        2
     Total costs
      applicable to
      sales              283       229     138     134       253      237
       Depreciation and
        amortization      58        56      72      54        67       60
       Total production
        costs (4)       $341      $285    $210    $188      $320     $297
     Consolidated
      gold sales
      (000 ounces)     741.8     747.4   807.2   711.6     521.3    425.2

     Equity gold sales
      (000 ounces)     706.6     747.4   417.5   386.9     521.3    407.8

     Average realized
      price per equity
      ounce


                           Other (1)    Equity Investments     Total
                                          and Other (2)(3)
     Three Months Ended
      March 31,         2004      2003    2004    2003      2004     2003
     Production Costs
      Per Ounce:
       Direct mining
        and production
        costs           $217      $161      --      --      $240     $200
       Capitalized
        mining and
        other            (19)        4      --      --       (17)      (8)
       Cash operating
        costs            198       165      --      --       223      192
       Royalties and
        production taxes   5         4      --      --         8        9
     Total cash
      costs (4)          203       169      --      --       231      201
       Reclamation and
        mine closure
        costs              2         2      --      --         3        3
     Total costs
      applicable to
      sales              205       171      --      --       234      204
       Depreciation and
        amortization      71        65      --      --        65       57
       Total production
        costs (4)       $276      $236      --      --      $299     $261
     Consolidated
      gold sales
      (000 ounces)     212.5     149.8     0.2     2.0   2,283.0  2,036.0

     Equity gold sales
      (000 ounces)     167.0     146.4     0.2    92.0   1,812.6  1,780.5

     Average realized
      price per
      equity ounce                                          $413     $351


     Copper Summary (5)

     Equity copper
      production
      (000 pounds)                                        82,906   99,420
     Equity copper
      sales
      (000 pounds)                                        76,084   91,137
     Total cash cost
      per equity pound                                     $0.65    $0.53
     Average realized
      price per pound                                      $1.50    $0.84

    (1) Other includes Batu Hijau (Indonesia), Ovacik (Turkey), Zarafshan (Uzbekistan), Minahasa (Indonesia) and Martha (New Zealand).
    (2) Equity investments comprise TVX Newmont Americas and Echo Bay Mining Limited.
    (3) Includes 200 and 2,000 ounces from the wholly-owned Golden Grove zinc/copper mine in 2004 and 2003, respectively.
    (4) For a reconciliation of total cash costs and total production costs per ounce (non-GAAP measures of performance) to costs applicable to sales calculated and presented under GAAP, please refer to the Supplemental Information attached.
    (5) Represents both Batu Hijau and Golden Grove except total cash cost and average realized price per equity pound for 2003 are only
         Golden Grove.


     2004 Guidance

                    Equity Gold          Total
                          Sales     Cash Costs
                       (000 oz)         ($/oz)
     North America
     Nevada               2,600           $265
     Golden Giant           155           $310
     Holloway                85           $330
     La Herradura            70           $170
     Sub-total            2,910           $267

     South America
     Yanacocha            1,570           $135
     Kori Kollo              20           $325
     Sub-total            1,590           $137

     Australia
     Kalgoorlie             440           $315
     Pajingo                260           $205
     Tanami                 660           $275
     Yandal                 365           $280
     Sub-total            1,725           $276

     Other
     Batu Hijau             360           $160
     Martha                 120           $235
     Zarafshan              190           $170
     Minahasa                50           $300
     Ovacik                 160           $190
     Sub-total              880           $188

     TOTAL        7,000 - 7,200    $225 - $235


                                   Equity
                                 Copper &           Total
                               Zinc Sales      Cash Costs
                            (million lbs)          ($/lb)

     Batu Hijau - Copper              370           $0.60
     Golden Grove - Copper             50           $0.83
     Golden Grove - Zinc              150           $0.41


     Financial (in millions, except tax rate) (1)

     Royalty revenue                              $48-$50
     Depreciation, depletion & amortization     $720-$740
     Exploration, research and development      $160-$170
     General and administrative                 $100-$110
     Interest expense, net                      $100-$105
     Tax rate (assuming $400/oz gold)           25% - 30%
     Capital expenditures                       $750-$800

     Notes: 1. Guidance now includes 100% of Batu Hijau, effective January 1, 2004.

    Sensitivities
    An annualized $10 change in the gold price changes annual net income by approximately $50 million and cash generated by operating activities by approximately $55 million, assuming all other factors remain constant.
    An annualized $0.05 change in the copper price changes annual net income by approximately $12 million and annual cash generated by operating activities by approximately $17 million, assuming all other factors remain constant.
    An annualized $0.01 change in the Australian dollar exchange rate changes total cash costs (on a Company-wide basis) by approximately $0.80 per ounce.


     Supplemental Information

     1. Gold Production Summary - Americas

       Three Months Ended     Nevada          Canada (2)  Yanacocha, Peru
        March 31,         2004      2003     2004   2003   2004    2003
     Tons Mined
      (000 dry short tons):
       Open-Pit          48,421    44,860    n/a    n/a   46,110  47,460
       Underground          356       406    270    336      n/a     n/a
     Tons Milled/
      Processed (000):
       Oxide              1,067       411    263    346      n/a     n/a
       Refractory         2,092     2,395    n/a    n/a      n/a     n/a
       Leach              3,493     3,066    n/a    n/a   27,808  32,822
     Average Ore Grade
      (oz/ ton):
       Oxide              0.153     0.194  0.265  0.255      n/a     n/a
       Refractory         0.191     0.215    n/a    n/a      n/a     n/a
       Leach              0.025     0.028    n/a    n/a    0.021   0.027
     Average Mill
      Recovery Rate:
       Oxide              76.6%     88.6%  94.9%  95.3%      n/a     n/a
       Refractory         90.8%     89.5%    n/a    n/a      n/a     n/a
       Ounces Produced
        (000):            592.5     626.3   69.1   84.5    803.6   639.4
     Equity Ounces
      Produced (000):
       Oxide              126.1      73.4   69.1   84.5      n/a     n/a
       Refractory         341.2     458.1    n/a    n/a      n/a     n/a
       Leach               89.9      94.8    n/a    n/a    412.6   328.3
       Total              557.2     626.3   69.1   84.5    412.6   328.3
     Equity Ounces
      Sold (000)          617.4     632.9   71.9   83.3    410.3   335.1

     Production Costs
      Per Ounce:
       Direct mining and
        production costs   $318      $235   $262   $256     $133    $121
       Capitalized mining
        and other           (39)      (20)     1      2       (6)     (2)
       Cash operating
        costs               279       215    263    258      127     119
       Royalties and
        production taxes      8        11      2      1        6       5
       Total cash costs     287       226    265    259      133     124
       Reclamation and
        mine closure costs    2         2      2      6        2       2
       Total costs
        applicable to
        sales               289       228    267    265      135     126
       Depreciation and
        amortization         57        50     70    102       71      58
       Total production
        costs              $346      $278   $337   $367     $206    $184


                             Kori Kollo,
       Three Months Ended      Bolivia        Other (1)
        March 31,          2004     2003   2004   2003
     Tons Mined
      (000 dry short
       tons):
       Open-Pit             n/a     4,398  2,627  2,758
       Underground          n/a       n/a    n/a    n/a
     Tons Milled/
      Processed (000):
       Oxide                n/a       n/a    n/a    n/a
       Refractory           n/a     1,794    n/a    n/a
       Leach                n/a     1,476    989    957
     Average Ore Grade
      (oz/ ton):
       Oxide                n/a       n/a    n/a    n/a
       Refractory           n/a     0.037    n/a    n/a
       Leach                n/a     0.017  0.025  0.026
     Average Mill
      Recovery Rate:
       Oxide                n/a       n/a    n/a    n/a
       Refractory           n/a     64.3%    n/a    n/a
     Ounces Produced
      (000):                7.6      57.8   17.3   31.2
     Equity Ounces
      Produced (000):
       Oxide                n/a       n/a    n/a    n/a
       Refractory           6.7      37.3    n/a    n/a
       Leach                n/a      13.5   17.3   31.2
       Total                6.7      50.8   17.3   31.2
     Equity Ounces
      Sold (000)            7.2      51.8   17.3   31.2

     Production Costs
      Per Ounce:
       Direct mining and
        production costs   $261      $183   $132   $145
       Capitalized mining
        and other           (11)      (11)    (4)    (4)
       Cash operating
        costs               250       172    128    141
       Royalties and
        production taxes     16        --     --      8
       Total cash costs     266       172    128    149
       Reclamation and
        mine closure
        costs                32         8      2      3
       Total costs
        applicable to
        sales               298       180    130    152
       Depreciation and
        amortization        129        36     68     56
       Total production
        costs              $427      $216   $198   $208

     (1) Other includes La Herradura and Mesquite
     (2) Includes Golden Giant and Holloway


     2.  Gold Production Summary - Australia

                                               Kalgoorlie        Pajingo
        Three Months Ended March 31,         2004     2003    2004    2003
     Tons Mined (000 dry short tons)        11,864   11,195     174     173
     Tons Milled/Processed (000)             1,600    1,637     185     193
     Average Ore Grade (oz/ton)              0.073    0.067   0.342   0.395
     Average Mill Recovery Rate              87.3%    85.6%   96.3%   96.8%
     Ounces Produced (000)                   105.9     91.8    66.2    73.3
     Equity Ounces Produced (000)            105.9     91.8    66.2    73.3
     Equity Ounces Sold (000)                121.9     89.0    75.2    74.0

     Production Costs Per Ounce:
       Direct mining and production costs     $297     $238    $190    $107
       Capitalized mining  and other            (6)      --      (8)     (4)
       Cash operating costs                    291      238     182     103
       Royalties and production taxes            9        9      12      10
       Total cash costs                        300      247     194     113
       Reclamation and mine closure costs        3        5      (1)     --
       Total costs applicable to sales         303      252     193     113
       Depreciation and amortization            29       18     120      75
       Total production costs                 $332     $270    $313    $188

                                                 Tanami            Yandal
        Three Months Ended March 31,         2004     2003     2004    2003
     Tons Mined (000 dry short tons)         3,743    5,359   2,635     855
     Tons Milled/Processed (000)             1,095    1,098     901   1,357
     Average Ore Grade (oz/ton)              0.161    0.130   0.134   0.111
     Average Mill Recovery Rate              95.8%    95.7%   93.3%   92.1%
     Ounces Produced (000)                   165.4    135.4   118.9   145.1
     Equity Ounces Produced (000)            165.4    116.3   118.9   145.1
     Equity Ounces Sold (000)                183.1    105.5   141.1   139.3

     Production Costs Per Ounce:
        Direct mining and production costs    $235     $253    $224    $250
        Capitalized mining and other            (4)     (16)     (1)     16
        Cash operating costs                   231      237     223     266
        Royalties and production taxes          25       20       8       9
        Total cash costs                       256      257     231     275
        Reclamation and mine closure costs      --       (2)      6       5
        Total costs applicable to sales        256      255     237     280
        Depreciation and amortization           55       62      87      76
        Total production costs                $311     $317    $324    $356


     3. Gold Production Summary - Other

                           Batu Hijau,        Zarafshan,         Ovacik,
       Three Months Ended   Indonesia         Uzbekistan         Turkey
        March 31,         2004      2003    2004     2003    2004   2003
     Tons Mined (000
      dry short tons)   57,920    51,635     n/a      n/a   1,482    890
     Tons Milled/
      Processed (000):
       Leach               n/a       n/a   1,979    1,994     n/a    n/a
       Mill             13,078    17,687     n/a      n/a     116    127
     Average Ore Grade
      (oz/ton)           0.009     0.013   0.047    0.044   0.272  0.307
     Average Mill
      Recovery Rate      78.9%     77.2%     n/a      n/a   94.4%  93.2%
     Ounces Produced
      (000)               95.1     124.5    61.1     57.9    30.0   37.5
     Equity Ounces
      Produced (000)      53.5      70.0    61.1     57.9    30.0   37.5
     Equity Ounces
      Sold (000)          56.4      54.3    55.9     60.1     5.9   35.0

     Production Costs
      Per Ounce:
       Direct mining
        and production
        costs             $149       n/a    $147     $140    $398   $108
       Capitalized
        mining and
        other               20       n/a       1        2    (113)     6
       Cash operating
        costs              169       n/a     148      142     285    114
       Royalties and
        production
        taxes               10       n/a      --       --      17     12
       Total cash costs    179       n/a     148      142     302    126
       Reclamation and
        mine closure
        costs                2       n/a       2        2      (4)     1
       Total costs
        applicable to
        sales              181       n/a     150      144     298    127
       Depreciation and
        amortization        42       n/a      48       42     200     97
       Total production
        costs             $223       n/a    $198     $186    $498   $224


                              Martha,         Minahasa,
       Three Months Ended   New Zealand       Indonesia
        March 31,         2004      2003    2004     2003
     Tons Mined (000
      dry short tons)    1,146       764     n/a      n/a
     Tons Milled/
      Processed (000):
       Leach               n/a       n/a     n/a      n/a
       Mill                368       293     166      185
     Average Ore Grade
      (oz/ton)           0.066     0.096   0.152    0.179
     Average Mill
      Recovery Rate      90.3%     90.2%   90.1%    90.0%
     Ounces Produced
      (000)               22.1      25.1    22.3     30.5
     Equity Ounces
      Produced (000)      22.1      23.4    21.0     28.7
     Equity Ounces
      Sold (000)          22.6      19.6    26.2     31.7

     Production Costs
      Per Ounce:
       Direct mining
        and production
        costs             $422      $209    $296     $228
       Capitalized
        mining and
        other             (171)       10       3        3
       Cash operating
        costs              251       219     299      231
       Royalties and
        production
        taxes               --        --       8        5
       Total cash costs    251       219     307      236
       Reclamation and
        mine closure
        costs                2         3       5        4
       Total costs
        applicable
        to sales           253       222     312      240
       Depreciation and
        amortization       135       101      96       50
       Total production
        costs             $388      $323    $408     $290


     4.  Base Metal Summary - Batu Hijau and Golden Grove

     Three Months Ended March 31,
                    Batu Hijau                       2004 (1)       2003 (1)
     Total tons mined (000)                           57,920         51,635
     Dry tons processed (000)                         13,078         12,588
     Average copper grade                              0.64%          0.69%
     Average recovery rate                             85.6%          87.9%
     Copper produced (000 lbs)                       141,069        152,308
     Equity copper produced (000 lbs)                 79,351         85,673
     Equity copper sold (000 lbs)                     73,819         69,848
     Realized copper price per pound                   $1.50          $0.84
     Total cash cost per equity pound                  $0.66          $0.42
     Noncash cost per equity pound                      0.16           0.16
     Total production cost per equity pound            $0.82          $0.58

     (1) 2003 cash and total cost per pound have been presented pro forma on a co-product basis for comparability to 2004. See below for reconciliation between co-product and by-product accounting for 2003.

     Three Months Ended March 31,
                    Golden Grove                        2004          2003
     Total tons mined (000)                              309            323
     Dry tons processed (000)                            307            346
     Average copper grade                              3.17%          5.79%
     Average copper recovery rate                      86.6%          90.8%
     Copper produced (000 lbs)                         3,555         13,747
     Copper sold (000 lbs)                             2,265         21,289
     Realized copper price per pound                   $1.37          $0.84
     Copper cash cost per pound                        $0.46          $0.53
     Average zinc grade                               10.42%         12.60%
     Average zinc recovery rate                        90.7%          92.6%
     Zinc produced (000 lbs)                          40,294         39,805
     Zinc sold (000 lbs)                              45,448         24,913
     Realized zinc price per pound                     $0.47          $0.36
     Zinc cash cost per pound                          $0.38          $0.31
     Gold sold (000 ounces)                              0.2            2.0
     Silver sold (000 ounces)                           13.8          223.3


     Reconciliation between co-product and by-product accounting at Batu Hijau for 2003:

                                                   Co-Product Method
       For the Three Months    By-Product
        Ended March 31, 2003     Method      Copper      Gold       Total
                                 (in millions, except per ounce amounts)
     Revenue                    $53,063    $53,063     $18,209    $71,272

     Cash production costs      $40,337    $30,032     $10,305    $40,337
     By-product credits         (18,907)      (520)       (178)      (698)
       Total Cash Cost           21,430     29,512      10,127     39,639
     Noncash costs               15,232     11,341       3,891     15,232
       Total Production
        Costs                   $36,662    $40,853     $14,018    $54,871
     Pounds of copper
      sold (000)                 69,848
     Ounces of gold
      sold (000)                   54.3
     Cash cost per lb./oz         $0.31      $0.42        $186
     Noncash cost per lb./oz       0.21       0.16          72
     Total costs per lb./oz.      $0.52      $0.58        $258


     5. Impact of Consolidating Batu Hijau on Newmont's Consolidated Income Statement and Balance Sheet

                                      Three Months Ended March 31, 2004

                               Amounts Before     Impact of
                                Consolidation   Consolidating Consolidated
                                of Batu Hijau     Batu Hijau     Amounts
                                          (unaudited, in thousands)
     Revenues
       Sales - gold, net          $899,449         $35,202      $934,651
       Sales - base metals, net     15,208         172,418       187,626
       Royalties                    13,162              --        13,162
                                   927,819         207,620     1,135,439
     Costs and expenses
       Costs applicable to
        sales - gold               488,094          13,455       501,549
       Costs applicable to
        sales - base metals          8,854          64,171        73,025
       Depreciation, depletion
        and amortization           156,491          25,533       182,024
       Other costs and expenses     68,805             954        69,759
                                   722,244         104,113       826,357
     Other income (expense)
       Interest expense            (14,474)        (11,028)      (25,502)
       Other income                 14,066             358        14,424
                                      (408)        (10,670)      (11,078)
     Pre-tax income before
      minority interest, equity
      income of affiliates and
      cumulative effect of a
      change in accounting
      principle                    205,167          92,837       298,004
     Income tax expense            (53,115)        (33,517)      (86,632)
     Minority interest in
      income of subsidiaries       (53,726)        (25,331)      (79,057)
     Equity income of affiliates    35,493         (33,989)        1,504
     Income before cumulative
      effect of a change in
      accounting principle         133,819              --       133,819

     Cumulative effect of a
      change in accounting
      principle, net                    --         (47,138)      (47,138)
     Net income                   $133,819        $(47,138)      $86,681


                                             As of March 31, 2004

                              Amounts Before    Impact of
                               Consolidation   Consolidating  Consolidated
                               of Batu Hijau    Batu Hijau      Amounts
                                           (unaudited, in thousands)

     Current assets             $2,537,876        $417,264    $2,955,140
     Property, plant and
      mine development, net      2,378,280       1,539,505     3,917,785
     Mineral interests and
      other intangible
      assets, net                1,351,284           6,559     1,357,843
     Investments                   756,217        (731,795)       24,422
     Long-term stockpiles and
      ore on leach pads            263,336         227,602       490,938
     Goodwill                    3,084,686              --     3,084,686
     Other assets                  897,575          83,608       981,183
        Total Assets           $11,269,254      $1,542,743   $12,811,997

     Current portion of
      long-term debt              $185,393        $195,481      $380,874
     Other current liabilities     668,369         140,359       808,728
     Long-term debt                873,797         653,082     1,526,879
     Long-term deferred
      income tax liabilities       633,489         101,462       734,951
     Other liabilities           1,017,369         128,801     1,146,170
        Total Liabilities        3,378,417       1,219,185     4,597,602

     Minority interest in
      subsidiaries                 371,054         370,696       741,750

        Total stockholders'
         equity                  7,519,783         (47,138)    7,472,645
        Total liabilities and
         stockholders' equity  $11,269,254      $1,542,743   $12,811,997


     6. Reconciliation of Costs Applicable to Sales to Total Cash Costs Per Ounce and Per Pound, and Total Production Costs Per Ounce and Per Pound (dollars in millions except per ounce amounts)

         The total cash costs and total production costs per ounce or pound are non-GAAP performance measures that are intended to provide investors with information about the cash generating capacities and profitability of Newmont's mining operations. Newmont's management uses these measures for the same purpose and for monitoring the performance of its mining operations. These measures differ from measures determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance or liquidity determined in accordance with GAAP. These measures were developed in conjunction with gold mining companies associated with the Gold Institute in an effort to provide a level of comparability; however, Newmont's measures may not be comparable to similarly-titled measures of other companies.


     Three Months Ended
      March 31, 2004
                                                          Total
                                La      Golden            North
                     Nevada  Herradura   Giant  Holloway America  Yanacocha

     Costs applicable
      to sales
      under GAAP    $192.7     $2.2     $12.9    $6.2    $214.0    $111.9
       Minority
        interest        --       --        --      --        --     (56.4)
       Accretion
        expense       (1.4)      --      (0.1)     --      (1.5)     (0.8)
       Write-down of
        inventories     --       --        --      --        --        --
       Purchased ore
        and other    (14.1)      --       0.1      --     (14.0)     (0.1)

     Total cash cost
      for per ounce
      calculations   177.2      2.2      12.9     6.2     198.5      54.6
       Accretion
        expense and
        other          1.4       --       0.1      --       1.5       0.7
       Depreciation,
        depletion and
        amortization  35.1      1.2       3.3     1.8      41.4      54.3
       Minority
        interest
        and other       --       --        --      --        --     (25.1)

     Total production
      cost for
      per ounce
      calculations  $213.7     $3.4     $16.3    $8.0    $241.4     $84.5

     Equity ounces
      sold (000)     617.4     17.3      52.7    19.2     706.6     410.3
     Equity cash
      cost per
      ounce sold      $287     $128      $245    $322      $281      $133
     Equity total
      production cost
      per ounce sold  $346     $198      $308    $417      $341      $206


     Three Months Ended
      March 31, 2004

                              Total
                      Kori    South
                      Kollo   America  Pajingo Kalgoorlie  Yandal   Tanami
     Costs applicable
      to sales
      under GAAP      $2.4   $114.3     $14.7   $37.0     $33.4     $49.8
       Minority
        interest      (0.3)   (56.7)       --      --        --        --
       Accretion
        expense       (0.2)    (1.0)     (0.1)   (0.4)     (0.9)     (0.2)
       Write-down
        of inventories  --       --        --      --        --      (2.7)
       Purchased ore
        and other       --     (0.1)       --      --        --        --

     Total cash cost
      for per ounce
      calculations     1.9     56.5      14.6    36.6      32.5      46.9
       Accretion
        expense
        and other      0.2      0.9      (0.1)    0.4       0.9        --
       Depreciation,
        depletion and
        amortization   1.1     55.4       9.1     3.5      12.3      10.0
       Minority
        interest
        and other     (0.1)   (25.2)       --      --        --        --

     Total production
      cost for
      per ounce
      calculations    $3.1    $87.6     $23.6   $40.5     $45.7     $56.9

     Equity ounces
      sold (000)       7.2    417.5      75.2   121.9     141.1     183.1
     Equity cash cost
      per ounce sold  $266     $135      $194    $300      $231      $256
     Equity total
      production cost
      per ounce sold  $427     $210      $313    $332      $324      $311


     Three Months Ended
      March 31, 2004

                      Total    Batu
                    Australia  Hijau  Zarafshan Minahasa  Martha   Ovacik
     Costs applicable
      to sales
      under GAAP    $134.9    $13.5      $8.4    $8.7      $5.8      $1.9
       Minority
        interest        --     (6.1)      --      --        --        --
       Accretion
        expense       (1.6)    (0.1)     (0.1)   (0.1)     (0.1)     (0.1)
       Write-down of
        inventories   (2.7)      --        --      --        --        --
       Purchased ore
        and other       --      2.8        --    (0.5)       --        --

     Total cash cost
      for per ounce
      calculations   130.6     10.1       8.3     8.1       5.7       1.8
       Accretion
        expense and
        other          1.2      0.1       0.1     0.1       0.1        --
       Depreciation,
        depletion and
        amortization  34.9      4.3       2.7     2.7       3.1       1.2
       Minority
        interest and
        other           --     (1.9)       --    (0.2)       --        --

     Total production
      cost for
      per ounce
      calculations  $166.7    $12.6     $11.1   $10.7      $8.9      $3.0

     Equity ounces
      sold (000)     521.3     56.4      55.9    26.2      22.6       5.9
     Equity cash cost
      per ounce sold  $251     $179      $148    $307      $251      $302
     Equity total
      production cost
      per ounce sold  $320     $223      $198    $408      $388      $498

     Three Months Ended
      March 31, 2004

                    Total
                    Other     Total
                International  Gold
     Costs
      applicable
      to sales
      under GAAP     $38.3   $501.5
       Minority
        interest      (6.1)   (62.8)
       Accretion
        expense       (0.5)    (4.6)
       Write-down of
        inventories     --     (2.7)
       Purchased ore
        and other      2.3    (11.8)

     Total cash cost
      for per ounce
      calculations    34.0    419.6
       Accretion
        expense and
        other          0.4      4.0
       Depreciation,
        depletion and
        amortization  14.0    145.7
       Minority
        interest
        and other     (2.1)   (27.3)

     Total production
      cost for
      per ounce
      calculations   $46.3   $542.0

     Equity ounces
      sold (000)       167  1,812.4
     Equity cash cost
      per ounce sold  $203     $231
     Equity total
      production cost
      per ounce sold  $276     $299


     Three Months Ended
      March 31, 2003
                                                                   Total
                                          La    Golden             North
                    Nevada   Mesquite Herradura Giant  Holloway  America
     Costs applicable
      to sales
      under GAAP    $145.5     $2.6      $2.2   $16.7      $5.4   $172.4
       Minority
        interest        --       --        --      --        --       --
       Accretion
        expense       (1.6)    (0.1)       --    (0.5)     (0.1)    (2.3)
       Write-down of
        inventories   (1.0)      --        --      --        --     (1.0)
       Purchased ore
        and other       --       --        --      --        --       --
     Total cash cost
      for per ounce
      calculations   142.9      2.5       2.2    16.2       5.3    169.1
       Accretion
        expense and
        other          1.6      0.1        --     0.5       0.1      2.3
       Depreciation,
        depletion and
        amortization  31.6      0.9       0.8     7.2       1.3     41.8
       Minority
        interest
        and other       --       --        --      --        --       --

     Total production
      cost for
      per ounce
      calculations  $176.1     $3.5      $3.0   $23.9      $6.7   $213.2

     Equity ounces
      sold (000)     632.9     14.6      16.6    65.2      18.1    747.4
     Equity cash cost
      per ounce sold  $226     $173      $128    $249      $294     $226
     Equity total
      production cost
      per ounce sold  $278     $239      $180    $366      $370     $285


     Three Months Ended
      March 31, 2003

                                        Total
                               Kori     South
                    Yanacocha Kollo   America   Pajingo Kalgoorlie Yandal
     Costs applicable
      to sales
      under GAAP     $85.5    $10.6     $96.1    $8.4     $22.4    $39.7
       Minority
        interest     (43.1)    (1.3)    (44.4)     --        --       --
       Accretion
        expense       (0.8)    (0.4)     (1.2)     --      (0.5)    (0.7)
       Write-down of
        inventories     --       --        --      --        --     (0.7)
       Purchased ore
        and other       --       --        --      --        --       --

     Total cash cost
      for per ounce
      calculations    41.6      8.9      50.5     8.4      21.9     38.3
     Accretion
      expense
      and other        0.8      0.4       1.2      --       0.5      0.7
     Depreciation,
      depletion and
      amortization    35.5      2.2      37.7     5.6       1.6     10.6
     Minority
      interest
      and other      (16.2)    (0.3)    (16.5)     --        --       --

     Total production
      cost for
      per ounce
      calculations   $61.7    $11.2     $72.9   $14.0     $24.0    $49.6

     Equity ounces
      sold (000)     335.1     51.8     386.9    74.0      89.0    139.3
     Equity cash cost
      per ounce sold  $124     $172      $130    $113      $247     $275
     Equity total
      production cost
      per ounce sold  $184     $216      $188    $188      $270     $356


     Three Months Ended
      March 31, 2003
                             Total      Batu
                    Tanami Australia Hijau(1) Zarafshan Minahasa Martha Costs applicable to sales
      under GAAP     $31.6   $102.1       n/a    $8.6      $9.4     $6.1
       Minority
        interest      (4.4)    (4.4)      n/a      --        --     (0.3)
       Accretion
        expense        0.1     (1.1)      n/a    (0.1)       --     (0.1)
       Write-down of
        inventories     --     (0.7)      n/a      --      (1.3)    (1.4)
       Purchased ore
        and other       --       --       n/a      --      (0.5)      --

     Total cash cost
      for per ounce
      calculations    27.3     95.9       n/a     8.5       7.6      4.3
       Accretion
        expense
        and other     (0.1)     1.1       n/a     0.1        --      0.1
       Depreciation,
        depletion and
        amortization   7.6     25.4       n/a     2.6       1.7      2.0
       Minority
        interest
        and other     (1.1)    (1.1)      n/a      --      (0.1)      --

     Total production
      cost for
      per ounce
      calculations   $33.7   $121.3       n/a   $11.2      $9.2     $6.4

     Equity ounces
      sold (000)     105.5    407.8       n/a    60.1      31.7     19.6
     Equity cash cost
      per ounce sold  $257     $235       n/a    $142      $236     $219
     Equity total
      production cost
      per ounce sold  $317     $297       n/a    $186      $290     $323


     Three Months Ended
      March 31, 2003

                                     Total
                                     Other      Total
                         Ovacik  International   Gold
     Costs applicable
      to sales
      under GAAP          $4.4       $28.5      $399.1
       Minority interest    --        (0.3)      (49.1)
       Accretion expense  (0.1)       (0.3)       (4.9)
       Write-down of
        inventories         --        (2.7)       (4.4)
       Purchased ore
        and other           --        (0.5)       (0.5)

     Total cash cost
      for per ounce
      calculations         4.3        24.7       340.2
       Accretion expense
        and other          0.1         0.3         4.9
       Depreciation,
        depletion and
        amortization       3.4         9.7       114.6
       Minority interest
        and other           --        (0.1)      (17.7)

     Total production
      cost for per ounce
      calculations        $7.8       $34.6      $442.0

     Equity ounces
      sold (000)          35.0       146.4     1,688.5
     Equity cash cost
      per ounce sold      $126        $169        $201
     Equity total
      production cost
      per ounce sold      $224        $236        $261


     7. Reconciliation of Batu Hijau Costs Applicable to Sales to Total Production Cost Per Equity Copper Pound (in millions, except per pound)

     Three Months Ended March 31,                     2004 (1)     2003 (1)
     Costs applicable to sales per
      financial statements                             $63.8        $29.3
     Minority interest                                 (29.2)        (7.4)
     Accretion expense                                  (0.5)        (0.8)
     Smelting and refining                              14.3          8.5
     Total cash cost for per pound calculation          48.4         29.6
     Accretion expense                                   0.5          0.8
     Depreciation, depletion and amortization           21.1         18.7
     Minority interest                                  (9.2)        (8.2)
     Total production cost for per pound calculation   $60.8        $40.9

     Equity copper sold (000 lbs)                     73,819       69,848
     Total cash cost per equity pound                  $0.66         $0.42
     Total production cost per equity pound            $0.82         $0.58

     (1) 2004 and 2003 cash and total production cost per pound presented on a co-product basis.


     8. Reconciliation of Golden Grove Costs Applicable to Sales to Copper and Zinc Cash Costs Per Pound (in millions, except per pound)

                                    Three Months Ended March 31,
                                   2004                      2003
                         Total   Copper  Zinc      Total   Copper   Zinc
     Costs applicable
      to sales per
      financial
      statements          $9.1    $0.5    $8.6      $15.2    $9.0    $6.2
     Accretion expense    (0.1)     --    (0.1)      (0.1)     --    (0.1)
     Write-down
      inventories           --      --      --       (3.2)   (1.4)   (1.8)
     Smelting and
      refining             9.1     0.5     8.6        7.2     3.6     3.6
     Total cash cost
      for per pound
      calculation        $18.1    $1.0   $17.1      $19.1   $11.2    $7.9
     Total sold
      (000 lbs)            n/a   2,265  45,448        n/a  21,289  24,913
     Total cash cost
      per pound sold       n/a   $0.46   $0.38        n/a   $0.53   $0.31


     9.  Gold Hedge Position - Current Maturity Summary (1) (000 ounces)

                                Gold Put             Price Capped
                                 Option               Contracts
                               Contracts
        Years                Ozs      Price (2)     Ozs    Price (2)
        2004                 150       $292          --        --
        2005                 205       $292         500      $350
        2006                 100       $338          --        --
        2007                  20       $397          --        --
        2008                                      1,000      $384
        2009                  --         --         600      $381
        2010                  --         --          --        --
        2011                  --         --         250      $392
     Total/Average           475       $306       2,350      $377

    The mark-to-market value of the gold put option contracts was negative $12.0 million at March 31, 2004.

    Notes:
    (1) For more detailed descriptions, definitions and explanations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

    (2) Prices quoted are gross contract prices, which represent the gross cash flow per ounce of each contract. Not included in these prices are the additional cash outflows associated with borrowing gold over the life of the contract where the contracts are floating in nature. The rate at which gold is borrowed is determined over the life of the contract based on the prevailing market gold lease rate for the time period that the borrowing is fixed. The borrowing can be fixed for varying periods over the life of the contract.

    The Company's first quarter earnings conference call and web cast presentation is scheduled for Wednesday, April 28, 2004 beginning at 4:00 p.m. Eastern Daylight Time (2:00 p.m. Mountain Daylight Time). To participate:

     Dial-In Number:  (712) 257-0014
     Leader:          Russell Ball
     Password:        Newmont

    The conference call will also be simultaneously carried on our web site under Investor Information/Presentations and will be archived there for a limited time.

    Cautionary Statement
    This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) statements regarding future earnings, and the sensitivity of earnings to the gold and other metals prices;
(ii) estimates of future gold and other metals production and sales; (iii) estimates of future cash costs and total production costs; (iv) statements of future cash flows, and the sensitivity of cash flows to the gold and other metals prices; (v) estimates of future capital expenditures, expenses and tax rates; (vi) estimates regarding timing of future production or closure activities; (vii) statements regarding future exploration results and the replacement of reserves; (viii) statements regarding future asset sales or rationalization efforts; and (ix) estimates of future royalty revenues Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2003 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE  Newmont Mining Corporation
    -0-                             04/28/2004
    /CONTACT:  investors, Russell Ball, +1-303-837-5927,
Russell.ball@newmont.com, Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com, or media, or Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    /Web site:  http://www.newmont.com/
    (NEM)

CO:  Newmont Mining Corporation; Franco-Nevada; Normandy Mining
ST:  Colorado
IN:  MNG
SU:  ERN ERP CCA